Exhibit 3.1

ALLURION TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Allurion Technologies, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to and in accordance with the provisions of Sections 141(f) and 151 of the General Corporation Law of the State of Delaware (the “DGCL”) on June 24, 2024, which resolution provides for the creation of a series of the Corporation’s preferred stock, par value $0.0001 per share, which is designated as “Series A Non-Voting Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS: the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 100,000,000 shares, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, designated as Series A Non-Voting Convertible Preferred Stock, and hereby fixes the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

TERMS OF PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate. A “controlled Affiliate” shall mean an Affiliate of any Person that is controlled by such Person.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designations” means this Certificate of Designations of Preferences, Rights and Limitations of the Series A Non-Voting Convertible Preferred Stock, as it may be amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s voting common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed. For the avoidance of doubt, Common Stock refers to the voting common stock under the Certificate of Incorporation.

“Conversion Amount” means, in the case of any Conversion by any holder of Series A Non-Voting Preferred Stock, the Stated Value of the Series A Non-Voting Preferred Stock to be converted as requested by the holder in its applicable Notice of Conversion and accepted by the Corporation.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Non-Voting Preferred Stock in accordance with the terms hereof.

“Conversion Warrants” means the pre-funded Warrants to purchase Common Stock issued in lieu of Conversion Shares pursuant to Section 6.1.

“DWAC Delivery” means delivery through the Deposit/Withdrawal at Custodian service of the Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series A Non-Voting Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Stated Value” means $1.20 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the first date of issuance of any shares of Series A Non-Voting Preferred Stock.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Global Market, the Nasdaq Capital Market, the Nasdaq Global Select Market, the NYSE American or the New York Stock Exchange (or any successors to any of the foregoing).

2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Non-Voting Convertible Preferred Stock (the “Series A Non-Voting Preferred Stock”) and the number of shares so designated shall be 2,260,159. Each share of Series A Non-Voting Preferred Stock shall have a par value of $0.0001 per share. The shares of Series A Non-Voting Preferred Stock shall initially be issued and maintained in the form of securities held in book-entry form.

3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series A Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Non-Voting Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on such securities. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Non-Voting Preferred Stock.

4. Voting Rights. Except as otherwise required by the DGCL, the Series A Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series A Non-Voting Preferred Stock are outstanding, the Corporation shall not, in addition to any other requirements of the DGCL or the Certificate of Incorporation, without the affirmative vote of the holders of a majority of the then issued and outstanding shares of the Series A Non-Voting Preferred Stock, voting as a single and separate class (excluding, for the avoidance of doubt, any shares of Series A Non-Voting Preferred Stock that are held by the Corporation or its controlled Affiliates (including in treasury), whether repurchased, redeemed or otherwise, which shall not be entitled to a vote): (i) (x) alter or change adversely the powers, preferences or rights given to the Series A Non-Voting Preferred Stock or alter or amend this Certificate of Designations, or (y) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Non-Voting Preferred Stock, regardless of whether, in the case of (x) and (y), any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise.

5. Rank; Liquidation.

5.1 The Series A Non-Voting Preferred Stock shall rank (i) junior to any class or series of Preferred Stock of the Corporation hereafter created, (ii) junior to any senior secured debt obligations and (iii) pari passu with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

5.2 Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if such Holder’s Series A Non-Voting Convertible Preferred Stock were fully converted (disregarding for such purpose the Beneficial Ownership Limitation) to Common Stock at the Conversion Ratio plus an additional amount equal to any dividends declared but unpaid to such shares, which amounts shall be paid pari passu with all holders of Common Stock. For the avoidance of any doubt, a Fundamental Transaction shall be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall not be treated as if it were a Liquidation.

6. Conversion.

6.1 Automatic Conversion on Stockholder Approval. Subject to Section 6.4, effective as of 5:00 p.m. Eastern time on the third Business Day after the date that the Corporation’s stockholders approve the conversion of the Series A Non-Voting Preferred Stock into shares of Common Stock in accordance with the listing rules of the New York Stock Exchange (the “Stockholder Approval”), each share of Series A Non-Voting Preferred Stock then outstanding shall automatically convert into (i) a number of shares of Common Stock equal to the Conversion Ratio (as defined below), subject to the Beneficial Ownership Limitation and (ii) pre-funded Conversion Warrants in the form agreed by Holder and the Corporation exercisable for a number of shares of Common Stock equal to the Conversion Ratio that would have been issued pursuant to clause (i) but for the Beneficial Ownership Limitation (the “Automatic Conversion”). The Corporation shall inform each Holder of the occurrence of the Stockholder Approval within one Business Day of such Stockholder Approval. In determining the application of the Beneficial Ownership Limitation solely with respect to the Automatic Conversion pursuant to clause (i) or (ii) of the previous sentence, the Corporation shall calculate beneficial ownership for each Holder assuming beneficial ownership by such Holder of: (x) the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock that the Holder beneficially owns for which a Holder has provided the Corporation with prior written notice no less than five days prior to the date of Stockholder Approval (a “Beneficial Ownership Statement”). If a Holder fails to provide the Corporation with a Beneficial Ownership Statement at least five days prior to the date of Stockholder Approval, then the Corporation shall presume the Holder’s beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero. The shares of Series A Non-Voting Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock.” The Conversion Shares shall be issued as follows:

6.1.1 Converted Stock that is registered in book entry form shall be automatically cancelled upon the Automatic Conversion and converted into the corresponding Conversion Shares or Conversion Warrants. Such Conversion Shares shall be issued in book entry form without any action on the part of the Holders and shall be delivered to the Holders within three Business Days of the effectiveness of the Automatic Conversion, and such Conversion Warrants shall be issued in certificated form pursuant to Section 6.1.2 below without any action on the part of the Holders and shall be delivered to the Holders within three Business Days of the effectiveness of the Automatic Conversion.

6.1.2 Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares or Conversion Warrants on the date of Automatic Conversion and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares or Conversion Warrants upon the Holder tendering to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock and any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Non-Voting Preferred Stock.

6.1.3 Notwithstanding the cancellation of the Converted Stock upon the Automatic Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

6.2 Reserved.

6.3 Conversion Ratio. The “Conversion Ratio” for each share of Series A Non-Voting Preferred Stock shall be one (1) share of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series A Non-Voting Preferred Stock (corresponding to a ratio of 1:1), subject to adjustment as provided herein.

6.4 Conversion Limitations. Notwithstanding anything to the contrary set forth herein, no Holder of Series A Non-Voting Preferred Stock shall have the right to effect any Conversion of Series A Non-Voting Preferred Stock into Common Stock, to the extent that after giving effect to such Conversion, such Holder (together with such Holder’s Affiliates, and any other Persons acting as a group together with such Holder any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder of Series A Non-Voting Preferred Stock and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon Conversion of Series A Non-Voting Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon: (i) conversion of the Conversion Warrants beneficially owned by the Holder or any of its Affiliates or Attribution Parties, if any, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder of Series A Shares or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6.4 applies, the determination of whether shares of Series A Non-Voting Preferred Stock are convertible (in relation to other securities owned by the Holder of Series A Non-Voting Preferred Stock together with any Affiliates and Attribution Parties) and of which Conversion Amount of Series A Non-Voting Preferred Stock is convertible shall be in the sole discretion of the Holder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6.4, in determining the number of outstanding shares of Common Stock, Holders of Series A Non-Voting Preferred Stock may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Corporation, or (C) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder of Series A Non-Voting Preferred Stock, the Corporation shall within two (2) Business Days confirm either orally or in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including Series A Non-Voting Preferred Stock, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” hereunder shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Conversion of Series A Non-Voting Preferred Stock held by the Holder of Series A Non-Voting Preferred Stock. A Holder of Series A Non-Voting Preferred Stock, upon written notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions in this Section 6.4 to any other percentage specified not in excess of 9.99% as specified in such notice. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6.4 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. For the avoidance of doubt, such Beneficial Ownership Limitation shall continue to apply following the receipt of the Stockholder Approval.

6.5 Mechanics of Conversion.

6.5.1 Delivery of Certificate or Book Entry Form. Upon Conversion, not later than two (2) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion in the form attached hereto as Annex A (the “Share Delivery Date”), the Corporation shall either: (a) in the event that the Holder has so elected in a Notice of Conversion, deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares or Conversion Warrants being acquired upon the conversion of shares of Series A Non-Voting Preferred Stock or (b) otherwise shall issue and deliver to such Holder or such Holder’s nominees, documentation of the book entry for the number of Conversion Shares or Conversion Warrants being acquired. If in the case of any Notice of Conversion such certificate(s) or documentation of book entry are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or Conversion Warrants or receipt of evidence of book-entry form of such shares or warrants, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Non-Voting Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or warrant certificates or otherwise direct the reflection of such return of any shares of Common Stock or Conversion Warrants in book entry form, representing the shares of Series A Non-Voting Preferred Stock unsuccessfully tendered for conversion to the Corporation. Each physical certificate representing shares of Series A Non-Voting Preferred Stock shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 6.5.1 THEREOF. THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(ii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

6.5.2 Obligation Absolute. Subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1 above, in the event a Holder shall elect to convert any or all of its Series A Non-Voting Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Non-Voting Preferred Stock of such Holder shall have been sought and obtained by the Corporation. In the absence of such injunction, the Corporation shall, subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1 above, issue Conversion Shares upon a properly noticed Conversion.

6.6 Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Non-Voting Preferred Stock, at least the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) from time to time upon the conversion of all outstanding shares of Series A Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

6.7 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Non-Voting Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of a share of Common Stock on the New York Stock Exchange on such date. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Non-Voting Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion pursuant to the Conversion Ratio.

6.8 Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.9 Status as Stockholder. Upon each Conversion Date, (i) the shares of Series A Non-Voting Preferred Stock being converted shall be deemed converted into shares of Common Stock, and (ii) the Holder’s rights as a holder of such converted shares of Series A Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock, and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Non-Voting Preferred Stock. In no event shall the Series A Non-Voting Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.

7. Certain Adjustments.

7.1 Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Non-Voting Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Non-Voting Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. Upon the occurrence of each adjustment to the Conversion

Ratio, the Corporation, at its expense, shall, as promptly as reasonably possible but in any event not later than two (2) Business Days thereafter, compute such adjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than two (2) Business Days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Price then in effect and (ii) the number of shares of Common Stock which then would be received by such Holder upon conversion.

7.2 Fundamental Transaction. If, at any time while this Series A Non-Voting Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and holds at least a majority of the Common Stock after giving effect to the transaction and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1 above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, in connection with such Fundamental Transaction, the Holders shall have the right to receive in the Fundamental Transaction the same kind and amount of securities, cash or property that a holder of Common Stock would receive if such Holder’s Series A Non-Voting Preferred Stock Preferred Stock were fully converted (disregarding for such purpose the Beneficial Ownership Limitation) to Common Stock, plus an additional amount equal to any dividends declared but unpaid to such shares, which amounts shall be paid pari passu with all holders of Common Stock in the Fundamental Transaction (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives in such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall assume in writing all of the obligations of the Corporation under this Certificate of Designations in accordance with the provisions of this Section 7.2 pursuant to written agreements in form and substance approved by a majority of the holders of issued and outstanding Series A Non-Voting Preferred Stock prior to such Fundamental Transaction (excluding, for the avoidance of doubt, any shares of Series A Non-Voting Preferred Stock that are held by the Corporation or its controlled Affiliates (including in treasury), whether repurchased, redeemed or otherwise, which shall not be participate in such approval). The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

7.3 Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

8. Redemption.

8.1 General. Each share of Series A Non-Voting Preferred Stock outstanding on December 31, 2026 (the “Redemption Date”) shall, except to the extent prohibited by Delaware law governing distributions to stockholders (including the DGCL), be redeemed by the Corporation for cash at a redemption price equal to the volume-weighted average price per share of the Common Stock on the Trading Market during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding the Redemption Date (the “Redemption Price”).

8.2 Payment. On the Redemption Date, the Corporation shall, except to the extent prohibited by Delaware law governing distributions to stockholders (including the DGCL), pay the Redemption Price for each share of Series A Non-Voting Preferred Stock then outstanding and not converted into shares of Common Stock. If the amount available for distribution under Delaware law governing distributions to stockholders (including the DGCL) shall be insufficient to permit the payment on the Redemption Date of the Redemption Price for each share of Series A Non-Voting Preferred Stock then outstanding and not converted into shares of Common Stock, then the entire amount available for distribution under Delaware law governing distributions to stockholders (including the DGCL) shall be utilized to redeem such shares of Series A Preferred, ratably among the Holders of such shares of Series A Non-Voting Preferred Stock. In the event that the Company is not permitted under Delaware law to redeem all of the shares of Series A Non-Voting Preferred Stock as set forth in the foregoing sentence, then it shall, on a quarterly basis, redeem the fullest amount of shares of Series A Non-Voting Preferred Stock then permitted by law ratably from the Holders of the outstanding shares of Series A Non-Voting Preferred Stock.

9. Transfer. A Holder may transfer such shares of Series A Non-Voting Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, held by such Holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

10. Series A Non-Voting Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Non-Voting Preferred Stock, in which the Corporation shall record (i) the name, address, electronic mail address and facsimile number of each Holder in whose name the shares of Series A Non-Voting Preferred Stock have been issued and (ii) the name, address, electronic mail address and facsimile number of each transferee of any shares of Series A Non-Voting Preferred Stock. The Corporation may treat the Person in whose name any share of Series A Non-Voting Preferred Stock is registered on the register as the owner and holder thereof for all purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series A Non-Voting Preferred Stock or his, her or its legal representatives.

11. Notices. Any notice required or permitted by the provisions of this Certificate of Designations to be given to a holder of shares of Series A Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL to the email address last shown on the records of the Corporation, and shall be deemed sent upon such mailing or electronic transmission.

12. Book Entry; Lost or Mutilated Series A Non-Voting Preferred Stock Certificate. Unless otherwise requested by a Holder, the Series A Non-Voting Preferred Stock will be issued in book entry form; provided, however, if a Holder shall have requested a certificate and such Holder’s Series A Non-Voting Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Non-Voting Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

13. Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Non-Voting Preferred Stock granted hereunder may be waived as to all shares of Series A Non-Voting Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series A Non-Voting Preferred Stock then issued and outstanding (excluding, for the avoidance of doubt, any shares of Series A Non-Voting Preferred Stock that are held by the Corporation or its controlled Affiliates (including in treasury), whether repurchased, redeemed or otherwise, which shall not be entitled to provide such consent), unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

14. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

15. Headings. The headings of the sections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

16. Status of Converted Series A Non-Voting Preferred Stock. If any shares of Series A Non-Voting Preferred Stock shall be converted by the Corporation or acquired by the Corporation or any of its controlled Affiliates, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Non-Voting Preferred Stock and shall no longer be outstanding.

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IN WITNESS WHEREOF, Allurion Technologies, Inc. has caused this Certificate of Designations of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock to be duly executed by its Chief Executive Officer this 28th day of June, 2024.

ALLURION TECHNOLOGIES, INC.

By:	/s/ Shantanu Gaur
Name: Shantanu Gaur
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby elects to convert the number of shares of Series A Non-Voting Preferred Stock indicated below, [represented by stock certificate No(s). ] [represented in book-entry form], into shares of voting common stock, par value $0.0001 per share (the “Common Stock”), of Allurion Technologies, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designations”) filed by the Corporation with the Secretary of State of the State of Delaware on June 28, 2024.

CONVERSION CALCULATIONS:

Date to Effect Conversion:

Number of shares of Series A Non-Voting Preferred Stock owned prior to Conversion:

Number of shares of Series A Non-Voting Preferred Stock to be Converted:

Estimated Number of shares of Common Stock to be Issued (based on the Conversion Ratio last publicly disclosed by the Corporation):

Address for delivery of physical certificates: